FOR IMMEDIATE RELEASE

July 25, 2007

For further information contact:

Kevin M. McCloskey

Senior Vice President and Chief Operating Officer

Synergy Financial Group, Inc.

(800) 693-3838, extension 3292

Synergy Financial Group, Inc. Announces

Second Quarter, 2007 Earnings

Cranford, New Jersey, July 25, 2007 – John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (NASDAQ/Global Market: SYNF) (the “Company”), the holding company for Synergy Bank and Synergy Financial Services, Inc., today announced net income for the three-month period ended June 30, 2007 of $280,000, or $0.03 per diluted share, compared to $1.060 million, or $0.10 per diluted share, for the same period last year. Net income for the six-month period ended June 30, 2007 was $1.121 million, or $0.10 per diluted share, compared to $2.109 million, or $0.20 per diluted share, for the same period last year. Results for the three- and six-month periods ended June 30, 2007 include $710,000, or $0.07 per diluted share, of after-tax merger-related expenses.

On May 13, 2007, the Company announced the signing of a definitive agreement pursuant to which it will merge with and into New York Community Bancorp, Inc. (NYSE: NYB). The Company’s shareholders will receive 0.80 of a share of New York Community Bancorp, Inc. common stock in a tax-free exchange for each share of the Company’s common stock held at the closing date. The merger is expected to occur during the fourth quarter of 2007, pending approval of the Company’s shareholders and that of certain regulatory agencies.

Total assets were $932.5 million on June 30, 2007, a decrease of 5.5%, or $53.8 million, from $986.3 million on December 31, 2006. The decrease was primarily attributable to a decrease of $34.5 million in net loans, coupled with a decline of $17.5 million in investment securities.

Net loans decreased 4.5%, to $730.5 million, on June 30, 2007, from $765.0 million on December 31, 2006. Over the past year, the Company decelerated the origination of automobile loans in favor of higher-yielding, commercial-based products. As a result,

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automobile loans declined $30.8 million from December 31, 2006, while multi-family/non-residential loans and commercial loans increased $8.4 million, collectively. On June 30, 2007, multi-family/non-residential loans represented 45.1%, single-family real estate loans represented 16.0%, consumer loans represented 15.6%, home equity loans represented 14.1%, commercial and industrial loans represented 7.8%, and construction loans represented 1.4% of total loans.

On June 30, 2007, the allowance for loan losses was $5.7 million, compared to $6.0 million on December 31, 2006. The ratio of the allowance for loan losses to total loans was 0.78% on both June 30, 2007 and December 31, 2006. Non-performing assets represented 0.02% of total assets on June 30, 2007, compared to 0.04% on December 31, 2006.

Deposits were $598.6 million on June 30, 2007, a decrease of $47.2 million, or 7.3%, from the $645.8 million reported on December 31, 2006. Core deposits, which consist of checking, savings, and money market accounts, increased $27.8 million, or 12.1%, while certificates of deposit decreased by $75.0 million, or 18.1%, from the $415.4 million reported at year-end 2006. During the same period, Federal Home Loan Bank borrowings decreased $8.2 million, or 3.5%, to $227.5 million on June 30, 2007.

Stockholders’ equity totaled $99.9 million on June 30, 2007, an increase of $1.4 million, or 1.4%, from $98.5 million on December 31, 2006. The increase was primarily attributable to net income for the period and stock benefit plan activity, partially offset by cash dividends declared.

Net interest income declined $760,000, or 12.1%, for the three months ended June 30, 2007, to $5.5 million, from $6.3 million for the same period last year. For the six months ended June 30, 2007, net interest income decreased 13.4%, to $10.9 million, from $12.6 million for the same period last year. This year-over-year decline was the result of margin compression stemming from the flat to inverted yield curve, increased funding costs and a slowdown in asset growth. Compared to the first quarter of 2007, net interest income for the second quarter increased $60,000. The net interest margin for the second quarter of 2007 increased to 2.48%, from 2.37% for the first quarter of 2007, but was down 18 basis points from the 2.66% for the second quarter of 2006.

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Other income increased $106,000, or 12.0%, for the three months ended June 30, 2007, to $990,000, from $884,000 for the same period last year. For the six months ended June 30, 2007, other income increased 14.1%, to $2.0 million. The increase for both the three- and six-month periods was primarily due to an increase in income from bank-owned life insurance.

Other expenses increased $662,000, or 12.8%, for the three months ended June 30, 2007, to $5.8 million. For the six months ended June 30, 2007, other expenses increased $579,000, or 5.6%, to $10.9 million, from $10.3 million for the same period last year. For the three- and six-month periods of 2007, there were approximately $835,000 of pre-tax expenses relating to the proposed merger with New York Community Bancorp, Inc. Excluding these merger-related expenses, core operating expenses declined 3.3% and 2.5% for the three- and six-month periods of 2007, respectively. This decrease in core expenses was primarily attributable to reduced spending, as the Company remains focused on controlling costs.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The proposed transaction will be submitted to the Company’s stockholders for their consideration. New York Community Bancorp, Inc. has filed a registration statement containing a proxy statement/prospectus that will be sent to the Company’s stockholders, and other relevant documents concerning the proposed transaction, with the U.S. Securities and Exchange Commission (the “SEC”). The Company has filed and will continue to file relevant documents concerning the proposed transaction with the SEC. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT CONTAINING THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by New York Community Bancorp, Inc. will be available free of charge from the Investor Relations Department, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590. Documents filed with the SEC by the Company will be available free of charge from the Corporate Secretary, Synergy Financial Group, Inc., 310 North Avenue East, Cranford, New Jersey 07016.

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The Company’s directors, executive officers, and certain other members of management may be soliciting proxies in favor of the transaction from the Company’s shareholders. For information about these directors, executive officers, and members of management, please refer to the Company’s proxy statement for the 2007 Annual Meeting of Stockholders, which is available on its web site and on the SEC’s web site, and at the address provided in the preceding paragraph.

Safe Harbor Provisions of the Private Litigation Reform Act of 1995

This release, like other written and oral communications presented by Synergy Financial Group, Inc. (the “Company”) and its authorized officers, may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The Company intends such forward-looking statements, including those pertaining to its pending merger with and into New York Community Bancorp, Inc., to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions, may be identified by their reference to future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company disclaims any obligation to update any forward-looking statements.

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 20 branch offices located in Middlesex, Monmouth, and Union counties in New Jersey. An additional branch office is scheduled to open in Mercer County during the third quarter of 2007.

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SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2007	2006

Assets:
Cash and amounts due from banks	$4,487	$5,673
Interest-bearing deposits with banks	2,698	4,458
Cash and cash equivalents	7,185	10,131
Investment securities available-for-sale, at fair value	58,534	68,417
Investment securities held-to-maturity (fair
value of $68,188 and $76,263, respectively)	70,290	77,917
Federal Home Loan Bank of New York stock, at cost	11,643	11,981
Loans receivable, net	730,533	765,001
Accrued interest receivable	3,798	3,848
Property and equipment, net	20,681	20,106
Cash surrender value of bank-owned life insurance	22,274	21,816
Other assets	7,536	7,109
Total assets	$932,474	$986,326
Liabilities:
Deposits	$598,563	$645,816
Other borrowed funds	227,500	235,675
Advance payments by borrowers for taxes and insurance	2,945	2,701
Accrued interest payable on advances	511	651
Other liabilities	3,104	2,983
Total liabilities	832,623	887,826

Stockholders’ equity:
Preferred stock; $.10 par value, 5,000,000 shares
authorized; issued and outstanding – none	—	—
Common stock; $.10 par value, 20,000,000 shares authorized;
Issued – 12,509,636 in 2007 and 2006
Outstanding – 11,382,143 in 2007 and 2006	1,251	1,251
Additional paid-in-capital	86,114	85,381
Retained earnings	34,350	34,582
Unearned ESOP shares	(4,363)	(4,600)
Treasury stock acquired for the RSP, at cost;
229,450 in 2007 and 271,613 in 2006	(2,607)	(3,086)
Treasury stock, at cost; 1,127,493 in 2007
and 2006	(14,125)	(14,125)
Accumulated other comprehensive loss, net of taxes	(769)	(903)
Total stockholders’ equity	99,851	98,500
Total liabilities and stockholders’ equity	$932,474	$986,326

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SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income:
Loans, including fees	$12,185	$11,917	$24,640	$23,257
Investment securities	1,371	1,658	2,823	3,421
Other	214	172	437	345
Total interest income	13,770	13,747	27,900	27,023
Interest expense:
Deposits	5,793	5,057	12,008	9,414
Borrowed funds	2,476	2,429	4,950	4,971
Total interest expense	8,269	7,486	16,958	14,385
Net interest income before
provision for loan losses	5,501	6,261	10,942	12,638
Provision for loan losses	24	252	80	668
Net interest income after
provision for loan losses	5,477	6,009	10,862	11,970
Other income:
Service charges and other fees on
deposit accounts	526	519	1,033	1,013
Commissions	184	184	410	414
Other	280	181	566	333
Total other income	990	884	2,009	1,760
Other expenses:
Salaries and employee benefits	2,987	3,047	6,163	6,124
Premises and equipment	605	671	1,235	1,333
Occupancy	615	564	1,231	1,126
Professional services	178	262	382	459
Advertising	149	146	194	260
Merger-related	835	—	835	—
Other operating	472	489	884	1,043
Total other expenses	5,841	5,179	10,924	10,345
Income before income tax expense	626	1,714	1,947	3,385
Income tax expense	346	654	826	1,276
Net income	$280	$1,060	$1,121	$2,109
Per share of common stock:
Basic earnings per share	$0.03	$0.10	$0.11	$0.20
Diluted earnings per share	$0.03	$0.10	$0.10	$0.20
Basic weighted average shares
outstanding	10,538	10,313	10,510	10,335
Diluted weighted average shares
outstanding	10,891	10,705	10,900	10,688

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